Exhibit 1

British American Tobacco p.l.c. (the “Company” or “BAT”)

1 May 2024

Share Buyback – Non-Discretionary Agreement

Further to the share buyback programme announced by BAT on 18 March 2024 to buy back £1.60bn of BAT ordinary shares starting with £700mn in 2024 and with the remaining £900mn in 2025 (the “Programme”), the Company purchased 7,435,278 ordinary shares between 18 March 2024 and 30 April 2024 pursuant to an agreement with UBS AG London Branch (the "Initial Stage"). The Initial Stage of the Programme closed on 30 April 2024 and the Company today announces that it has entered into an agreement with Merrill Lynch International (“Merrill Lynch”) on a non-discretionary basis, to purchase shares during the period commencing on 1 May 2024 and ending on 21 June 2024 (the "Second Stage"). Both the Initial Stage and the Second Stage form part of the Company's £700mn share buyback programme for 2024.

Merrill Lynch will make its trading decisions in relation to the Company’s securities independently of, and uninfluenced by, the Company.

The purpose of the Programme is to reduce the share capital of the Company. The Company intends to cancel all shares purchased.

Any purchases of ordinary shares by the Company in relation to this announcement will be conducted within certain pre-set parameters and in accordance with the Company's general authority to repurchase shares granted by its shareholders at the Company's 2024 AGM and any further approvals to repurchase shares as may be granted by its shareholders from time to time, the Market Abuse Regulation 596/2014 and the Commission Delegated Regulation (2016/1052), in each case as such legislation forms part of domestic law by virtue of section 3 of the European Union (Withdrawal) Act 2018 (as amended) and Chapter 12 of the Financial Conduct Authority's Listing Rules and will be discontinued in the event the Company ceases to have the necessary general authority to repurchase ordinary shares.

Enquiries:

British American Tobacco Press Media Centre

+44 (0) 20 7845 2888 (24 hours) | @BATplc

Investor Relations

Victoria Buxton: +44 (0)20 7845 2012
Amy Chamberlain: +44 (0)20 7845 1124
John Harney: +44 (0)20 7845 1263
Jane Henderson: +44 (0)20 7845 1117